UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2009
Federal Signal Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-6003	36-1063330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 W. 22nd Street, Oak Brook, Illinois (Address of principal executive offices)	60523 (Zip Code)
(630) 954-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 7, 2009, the Compensation and Benefits Committee (the “Committee”) of Federal Signal Corporation (the “Company”) awarded Jennifer L. Sherman, the Company’s Senior Vice President, Human Resources, General Counsel and Secretary, an equity-based one-time bonus, valued at approximately $150,000, consisting of:
(i) a stock option, valued at approximately $75,000 using the Black-Scholes valuation model, to purchase 14,479 shares of the Company’s common stock at an exercise price of $8.53 per share, which is the closing price of the Company’s common stock as reported by the New York Stock Exchange (“NYSE”) on the date of the award; and
(ii) 8,793 shares of restricted common stock of the Company, valued at approximately $75,000 based on the closing price of the Company’s common stock as reported by the NYSE on the date of the award. The shares of restricted stock will fully vest on the third anniversary of the date of award.
The bonus was awarded to Ms. Sherman in light of her outstanding performance, competitive factors and in recognition of her efforts on behalf of the Company in connection with certain recent events, including the Company’s 2009 annual meeting of stockholders, the ongoing hearing loss litigation, and Ms. Sherman’s assumption of additional duties as Vice President of Human Resources in April of 2008. In determining the amount of such bonus, the Committee considered the recommendations of the Chief Executive Officer and sought input from its outside compensation consultant. The bonus was awarded under, and is subject to the terms and conditions of, the Company’s 2005 Executive Incentive Compensation Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDERAL SIGNAL CORPORATION
Dated: August 13, 2009	By:	/s/ William G. Barker
William Barker
Senior Vice President and Chief Financial Officer